Exhibit 5.2

[SHIPMAN & GOODWIN LLP LETTERHEAD]

August 24, 2015

TO THE PARTIES SET FORTH

IN SCHEDULE A HERETO

RE:	Delta Air Lines 2015-1 Pass Through Certificates Form S-3 Registration Opinion

Ladies and Gentlemen:

We are acting as counsel to U.S. Bank Trust National Association, in its individual capacity (“U.S. Bank Trust”), and as (i) Pass Through Trustee (the “Class AA Pass Through Trustee”) under the Pass Through Trust Agreement, dated as of November 16, 2000, between Delta Air Lines, Inc. (the “Company”) and U.S. Bank Trust (as successor in interest to State Street Bank and Trust Company of Connecticut, National Association) (the “Basic Agreement”) as supplemented by the Trust Supplement No. 2015-1AA dated as of the date hereof, between the Company and U.S. Bank Trust (the “Trust Supplement No. 2015-1AA”, and the Basic Agreement as so supplemented, the “2015-1AA Pass Through Trust Agreement”), pursuant to which the Delta Air Lines Pass Through Certificates, Series 2015-1AA (the “Class AA Pass Through Certificates”) have been issued, and (ii) Pass Through Trustee (the “Class A Pass Through Trustee”) under the Basic Agreement as supplemented by the Trust Supplement No. 2015-1A dated as of the date hereof, between the Company and U.S. Bank Trust (the “Trust Supplement No. 2015-1A”, and the Basic Agreement as so supplemented, the “2015-1A Pass Through Trust Agreement”) pursuant to which the Delta Air Lines Pass Through Certificates, Series 2015-1A (the “Class A Pass Through Certificates”) have been issued, and (iii) Pass Through Trustee (the “Class B Pass Through Trustee”, and together with the Class AA Pass Through Trustee and the Class A Pass Through Trustee, the “Pass Through Trustee”) under the Basic Agreement as supplemented by the Trust Supplement No. 2015-1B dated as of the date hereof, between the Company and U.S. Bank Trust (the “Trust Supplement No. 2015-1B”, and the Basic Agreement as so supplemented, the “2015-1B Pass Through Trust Agreement” and together with the 2015-1AA Pass Through Trust Agreement and the 2015-1A Pass Through Trust Agreement, each individually, a “Pass Through Trust Agreement” and collectively, the “Pass Through Trust Agreements”) pursuant to which the Delta Air Lines Pass Through Certificates, Series 2015-1B (the “Class B Pass Through Certificates” and together with the Class AA Pass Through Certificates and the Class A Pass Through Certificates, the “Pass Through Certificates”) have been issued, pursuant to the Registration Statement on Form S-3

(Registration No. 333-206258) of the Company filed on August 10, 2015 with the Securities and Exchange Commission (the “Registration Statement”). This opinion is delivered to you at the request of U.S. Bank Trust.

Except as otherwise defined herein, capitalized terms used herein shall have the meanings set forth in, or by reference in, the Pass Through Trust Agreements. As used herein, the term “Prospectus” means the base prospectus relating to the Pass Through Certificates filed as part of the Registration Statement, as supplemented by the prospectus supplement filed with the Securities and Exchange Commission on August 11, 2015.

Our representation of U.S. Bank Trust and the Pass Through Trustee has been as special counsel for the limited purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon (i) the representations and warranties of the parties set forth in the Operative Documents (as defined below) and (ii) certificates of public officials and of officers and representatives of U.S. Bank Trust and have assumed, without independent inquiry, the accuracy of those representations, warranties and certificates.

We have examined the Basic Agreement, the Trust Supplement No. 2015-1AA, the Trust Supplement No. 2015-1A and the Trust Supplement No. 2015-1B (collectively, the “Operative Documents”), the Pass Through Certificates, and originals, or copies certified or otherwise identified to our satisfaction, of such other records, documents, certificates, or other instruments as we have deemed necessary or advisable for the purposes of this opinion.

When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the individual lawyers in the firm who have participated directly and substantively in the specific transactions to which this opinion relates, and without any special or additional investigation undertaken for the purposes of this opinion.

Subject to the limitation set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The following opinions on behalf of U.S. Bank Trust, in its individual capacity and as Pass Through Trustee are limited to the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America governing the banking and trust powers of U.S. Bank Trust, without regard to conflicts of laws principles that would require the application of the laws of another jurisdiction. We express no opinion with respect to federal securities laws, including the Securities Act of 1933, as amended (the “Act”), the Securities Exchange Act of 1934, as amended, and the Trust Indenture Act of 1939, as amended or state securities or blue sky laws. In addition, other than our opinion expressed in paragraph 1 below with respect to the citizenship of U.S. Bank Trust, no opinion is expressed as to matters governed by any law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, re-registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft.

To the extent to which this opinion deals with matters governed by or relating to the laws of the State of New York or other jurisdiction other than the Commonwealth of Massachusetts, we have assumed with your permission that the Operative Documents are governed by the internal substantive laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles that would require the application of the laws of another jurisdiction. We have assumed for the purposes of this opinion letter that the parties’ choice of law will be respected, and accordingly we express no opinion as to the choice of law rules or other laws that any tribunal may apply to the transactions referred to in this opinion letter.

Our opinion is further subject to the following exceptions, qualifications and assumptions:

(a) We have assumed without any independent investigation that (i) each party to the Operative Documents, other than U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as applicable, at all times relevant thereto, is validly existing and in good standing under the laws of the jurisdiction in which it is organized, and is qualified to do business and in good standing under the laws of each jurisdiction where such qualification is required generally or necessary in order for such party to enforce its rights under the Operative Documents, (ii) each party to the Operative Documents (other than U.S. Bank Trust and the Pass Through Trustee), at all times relevant thereto, had and has the full power, authority and legal right under its certificate of incorporation, partnership agreement, by-laws, and other governing organizational documents, and the applicable corporate, partnership, or other enterprise legislation and other applicable laws, as the case may be, to execute, deliver and to perform its obligations under the Operative Documents, and (iii) the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures, and the legal capacity of natural persons. We were not present at the signing of the Operative Documents and have relied with your approval upon a review of a photocopy, .pdf copy or facsimile of the signature pages. We have assumed that any certificates of government officials dated prior to the date hereof are still effective and accurate as of the date of this opinion letter.

(b) We have assumed without any independent investigation that each of the Operative Documents is a valid, binding and enforceable obligation of each party thereto other than U.S. Bank Trust and the Pass Through Trustee, as applicable.

(c) We express no opinion as to the availability of any specific or equitable relief of any kind.

(d) The enforcement of any of your rights may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and, as to any of your rights to collateral security, will be subject to a duty to, act in a commercially reasonable manner.

(e) We express no opinion as to the enforceability of any particular provision of any of the Operative Documents relating to (i) waivers of rights to object to jurisdiction or venue, or consents to jurisdiction or venue, (ii) waivers of rights to (or methods of) service of process, or rights to trial by jury, or other rights or benefits bestowed by operation of law, (iii) waivers of any applicable defenses, setoffs, recoupments, or counterclaims, (iv) the grant of powers of attorney to any person or entity, (v) exculpation or exoneration clauses, indemnity clauses, and clauses relating to releases or waivers of unmatured claims or rights, (vi) the imposition or collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations, or the payment of any premium, liquidated damages, or other amount which may be held by any court to be a “penalty” or a “forfeiture,” or (vii) so-called “usury savings clauses” purporting to specify methods of (or otherwise assure) compliance with usury laws or other similar laws of any jurisdiction.

(f) In addition to any other limitation by operation of law upon the scope, meaning or purpose of this opinion, this opinion speaks only as of the date hereof. We have no obligation to advise the recipients of this opinion (or any third party) of changes of law or fact that may occur after the date hereof, even though the change may affect the legal analysis, a legal conclusion or any information contained herein.

All opinions contained herein with respect to the enforceability of documents and instruments are qualified to the extent that:

(a) the availability of equitable remedies, including, without limitation, specific enforcement and injunctive relief, is subject to the discretion of the court before which any proceedings therefor may be brought; and

(b) the enforceability of certain terms provided in the Operative Documents may be limited by

(i) applicable bankruptcy, reorganization, fraudulent conveyance, arrangement, insolvency, moratorium or similar law affecting the enforcement of creditors’ rights generally as at the time in effect, and

(ii) general principles of equity and the discretion of a court in granting equitable remedies (whether enforceability is considered in a proceeding at law or in equity).

This opinion is rendered solely for the benefit of those institutions listed on Schedule A hereto and their successors and assigns in connection with the transactions contemplated by the Operative Documents and may not be used or relied upon by any other person or for any other purpose.

Based upon the foregoing and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1.	Based solely upon the Certificate of Corporate Existence and the Certification of Fiduciary Powers, each issued on July 3, 2015 by the Office of the Comptroller of the Currency of the United States attached hereto as Annex A-1 and Annex A-2, respectively, U.S. Bank Trust is a national banking association validly existing and authorized to operate as a national banking association under the laws of the United States of America. U.S. Bank Trust is a “citizen of the United States” within the meaning of Section 40102(a)(15) of Title 49 of the United States Code and, in its individual capacity or as Pass Through Trustee, as the case may be, has the requisite corporate and trust power and authority to execute, deliver and perform its obligations under the Operative Documents, and U.S. Bank Trust, in its capacity as Pass Through Trustee, has the requisite corporate and trust power and authority to issue, execute, deliver and authenticate the Pass Through Certificates.

2.	U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as the case may be, has duly authorized the Operative Documents, is the duly authorized successor pass through trustee under the Basic Agreement, has duly executed and delivered the Trust Supplement No. 2015-1AA, Trust Supplement No. 2015-1A and the Trust Supplement No. 2015-1B, and the Operative Documents constitute the valid and binding obligations of U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as the case may be, enforceable against U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as the case may be, in accordance with their respective terms.

3.	The issuance of the Pass Through Certificates by the Pass Through Trustee has been authorized by all necessary corporate and trust action by the Pass Through Trustee. Each Pass Through Certificate has been duly authenticated, executed and delivered in accordance with the Basic Agreement and the Trust Supplement No. 2015-1AA, the Trust Supplement No. 2015-1A and the Trust Supplement No. 2015-1B, as applicable, and constitutes a valid and binding obligation of the Pass Through Trustee, enforceable against the Pass Through Trustee in accordance with its terms, and the holders of such Pass Through Certificates are entitled to the benefits of the Basic Agreement and the Trust Supplement No. 2015-1AA, the Trust Supplement No. 2015-1A and the Trust Supplement No. 2015-1B, as applicable.

4.

The authorization, execution, delivery and performance by U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as the case may be, of the Operative Documents and the consummation of the transactions therein contemplated and compliance with the terms thereof and the issuance of the Pass Through Certificates thereunder do not and will not result in the violation of the provisions of the charter documents or by-laws of U.S. Bank Trust and, to the best of our knowledge, do not conflict with, or result in a breach of any terms or provisions of, or constitute a default under, or result in the creation or the imposition of any lien, charge or encumbrance upon any property or assets of U.S. Bank Trust in its individual capacity or as Pass Through Trustee under any indenture, mortgage or other agreement or instrument, in each case known to us, to which U.S. Bank Trust in its individual capacity or as Pass Through Trustee is a party or by which it or any of its properties is bound, or violate any applicable Massachusetts or federal law, rule or regulation governing U.S. Bank Trust’s banking or trust powers, or, to the best of our knowledge, of any judgment, license, registration, permit, order or decree, in each case known to us, applicable to U.S. Bank Trust in its individual capacity or as Pass Through Trustee of any court, regulatory body, administrative agency, government or Governmental body having jurisdiction over U.S. Bank Trust in its individual capacity or as Pass Through Trustee.

5.	No authorization, approval, consent, license or order of, giving of notice to, registration with, or taking of any other action in respect of, any federal or Massachusetts state governmental authority or agency pursuant to any federal or Massachusetts law governing the banking or trust powers of U.S. Bank Trust is required for the authorization, execution, delivery and performance by U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as the case may be, of the Operative Documents or the consummation of any of the transactions by U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as the case may be, contemplated thereby or the issuance of the Pass Through Certificates under the Basic Agreement, as supplemented by the Trust Supplement No. 2015-1AA, the Trust Supplement No. 2015-1A and the Trust Supplement No. 2015-1B, as applicable (except as shall have been duly obtained, given or taken); and such authorization, execution, delivery, performance, consummation and issuance do not conflict with or result in a breach of the provisions of any such law.

6.	To our knowledge, but without having investigated any governmental records or court dockets, and without having made any other independent investigation, there are no proceedings pending or overtly threatened in writing against or affecting U.S. Bank Trust in any court or before any governmental authority, agency, arbitration board or tribunal which, if adversely determined, individually or in the aggregate, could reasonably be expected to affect materially and adversely the pass through trust created pursuant to the Operative Documents or affect the right, power and authority of U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as the case may be, to enter into or perform its obligations under the Operative Documents or to issue the Pass Through Certificates.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof and incorporated by reference in the Registration Statement and to the use of our name under the heading “Validity of the Certificates” in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

The law firm Debevoise & Plimpton LLP is entitled to rely upon this opinion letter in rendering its opinion as described in the Prospectus under the heading “Validity of the Certificates” and filed as an Exhibit to the Company’s Current Report on Form 8-K filed on the date hereof as if addressed and delivered to it subject to all assumptions, qualifications and limitations set forth herein.

Very truly yours,

/s/ Shipman & Goodwin LLP

SHIPMAN & GOODWIN LLP

SCHEDULE A

U.S. Bank Trust National Association

Delta Air Lines, Inc.

ANNEX A-1

Office of the Comptroller of the Currency

Washington, DC 20219

CERTIFICATE OF CORPORATE EXISTENCE

I, Thomas J. Curry, Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq, as amended, and 12 USC 1, et seq, as amended, has possession, custody, and control of all records pertaining to the chartering, regulation, and supervision of all national banking associations.

2. “U.S. Bank Trust National Association,” Wilmington, Delaware (Charter No. 24090), is a national banking association formed under the laws of the United States and is authorized thereunder to transact the business of banking on the date of this certificate.

IN TESTIMONY WHEREOF, today, July 3, 2015, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the U.S. Department of the Treasury, in the City of Washington, District of Columbia.

Comptroller of the Currency

ANNEX A-2

Office of the Comptroller of the Currency

Washington, DC 20219

CERTIFICATION OF FIDUCIARY POWERS

I, Thomas J. Curry, Comptroller of the Currency, do hereby certify that:

1. The Office of the Comptroller of the Currency, pursuant to Revised Statutes 324, et seq, as amended, and 12 USC 1, et seq, as amended, has possession, custody, and control of all records pertaining to the chartering, regulation, and supervision of all national banking associations.

2. “U.S. Bank Trust National Association,” Wilmington, Delaware (Charter No. 24090), was granted, under the hand and seal of the Comptroller, the right to act in all fiduciary capacities authorized under the provisions of the Act of Congress approved September 28, 1962, 76 Stat. 668, 12 USC 92a, and that the authority so granted remains in full force and effect on the date of this certificate.

IN TESTIMONY WHEREOF, today, July 3, 2015, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the U.S. Department of the Treasury, in the City of Washington, District of Columbia.

Comptroller of the Currency